ANTON & CHIA           CERTIFIED PUBLIC ACCOUTANTS






September 27, 2012


Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:


We were previously principal accountants for Ameri Metro, Inc. ("the Company") (formerly Yellowwood Acquisition Corporation) and, under the date of March 28, 2012, we reported on the balance sheet of the Company as of December 31, 2011, and the related statements of operations, stockholders' equity and cash flows for the period from September 21, 2011 (Inception) through December 31, 2011. On June 14, 2012, we were dismissed. We have read the Company's statements included under Item 4.01 of its amendment no. 1 of Form 8-K dated June 14, 2012 and we agree with such statements, except that we are not in a position to agree or disagree with the information under Item 4.01(b), we are not in a position to agree or disagree with the Company's stated reason for changing principal accountants, and we are not in a position to agree or disagree with the Company's statement that the change was recommended by the board of directors.


Very truly yours,


/s/ Anton & Chia, LLP
Newport Beach, California